1919 North Lynn Street, Arlington, VA 22209, United States Tel: +1-571-303-3000 Fax: +1-571-303-3100

Exhibit 10.35

February 22, 2017

Melody Jones

Re:	Outstanding Equity Awards

Dear Melody:

As you are aware, on January 5, 2017 CEB, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gartner, Inc. (“Gartner”) and other parties thereto, pursuant to which the Company will merge with a wholly-owned subsidiary of Gartner (the “Merger”). In accordance with the Merger Agreement, effective as of the closing date of the Merger (the “Closing Date”), certain of your outstanding restricted stock units granted pursuant to the Company’s 2012 Stock Incentive Plan (“Company RSUs”) will convert into Gartner restricted stock units which will generally be subject to the same terms and conditions as the Company equity awards to which they relate (“Converted RSUs”). Accordingly, the Company wishes to enter into this letter agreement (this “Agreement”) to memorialize certain terms and conditions of the Converted RSUs afforded to you pursuant to the terms of the Merger Agreement and the disclosure schedules thereto.

1.Notwithstanding anything to the contrary set forth in any award agreement evidencing the grant of your Company RSUs or the Company’s 2012 Stock Incentive Plan, following the Closing Date, your Converted RSUs will be treated as follows in connection with certain terminations of your employment:

(a)Upon your voluntary resignation for any reason following the Closing Date and prior to the first anniversary of the Closing Date, all of your then-unvested Company RSUs that were originally granted prior to January 1, 2017 and became Converted RSUs as of the Closing Date will vest in full as of the date of such resignation.

(b)Upon your voluntary resignation for any reason following the 90-day anniversary of the Closing Date and prior to the first anniversary of the Closing Date, 25% of your Company RSUs that were granted on or following January 1, 2017 and became Converted RSUs as of the Closing Date (the “2017 RSUs”) will vest as of the date of such resignation and the balance of your 2017 RSUs that do not vest upon such termination of employment will be forfeited.

These accelerated vesting provisions are in addition to, and not in lieu of, any accelerated vesting provisions already applicable to such Company RSUs as of the date hereof.

2.In addition to the foregoing, the treatment of your outstanding equity awards as set forth in your Retention Agreement, dated September 30, 2016, by and between the Company and you (the “Retention Agreement”), will remain unchanged, and any additional benefits afforded to you under the Retention Agreement will continue to apply to all outstanding equity awards (including your Converted RSUs) whether granted to you prior to or following the Closing Date.  For the avoidance of doubt, this means that all of your unvested equity awards (including your Converted RSUs) will vest in full pursuant

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1919 North Lynn Street, Arlington, VA 22209, United States Tel: +1-571-303-3000 Fax: +1-571-303-3100

to the “Retirement” provisions upon departure from the Company upon or following the end of the Transition Period (as defined in the Retention Agreement) or, if earlier, upon a termination of your employment without Cause or your resignation for Good Reason (each, as defined in the Retention Agreement).

3.Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.

4.This Agreement shall be effective February 24, 2017.

5.This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.

6.This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Very truly yours,

/s/ Tom Monahan
CEB Inc.

Thomas L. Monahan III

Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Melody Jones

Melody L. Jones

February 22, 2017
Date

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